Exhibit (j)(2)


                          INDEPENDENT AUDITORS' CONSENT


The Board of Trustees of the
    Growth Stock Portfolio and Utilities Stock Portfolio:

We consent to use of our report dated February 11, 2000 for Growth Stock Portfolio and Utilities Stock Portfolio included herein and to the reference to our firm under the heading "The Fund's Certified Public Accountants" in the Statements of Additional Information included herein.


/s/ KPMG LLP

Columbus, Ohio
November 2, 2000